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Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact: Kathryn Huang Hadley Overstock.com, Inc. +1 (801) 947-3282 khuang@overstock.com	Media Contact: Lynne Collins Overstock.com, Inc. +1 (831) 241-8616 lynne_collins@comcast.net

OVERSTOCK.COM REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

  •
  Revenue growth: 102%

  •
  Gross Profit growth: 194%

  •
  Operating Expense growth: 163%

  •
  G&A growth: 83% (growth in technology costs: 193%; other G&A: 49%)

  •
  Net loss: $4.2 million.

SALT LAKE CITY, April 22, 2005—Overstock.com® (NASDAQ: OSTK) today reported financial results for the period ending March 31, 2005.

        Dear Owners,

        Revenue grew 102% and gross profits grew 194% (both on a year-over-year basis), while gross margins grew to 15.0% from 10.3% in Q1 2004. However, we lost $4.2 million and spent $28 million on CAPEX: all of the latter (at least) was deliberate. I suggest no pithy metaphor to guide your thinking about this. I overspent in marketing by 1-2% of sales, but I believe we can cut this back and still grow. As is explored below, G&A was up and will continue to increase due to an avalanche of IT spending.

        There are eight items of interest on the income statement and balance sheet to which I draw the reader's attention. I think of them as belonging in three buckets: 1) investment spending to support growth of the core business, such as IT and other G&A; 2) spending on new initiatives, such as Auctions, Travel and Design your Own Jewelry™; and 3) experiments, skunkworks and mudpies—things we tried that may or may not have generated the results we expected, such as $1 shipping, a large marketing spend and special purchases. In my mind, all three of these areas are fundamental to our continued growth. I list them and describe what remains to be done about them in the future.

	Item	Cost, Variance or Mud pie	Explanation
1	$1 shipping	$1,200,000	We ran this promotion in March; the lost gross profits were partially offset by increased sales.
2	Auctions	$1,600,000	We expect this loss, which is primarily attributable to marketing, to be reduced by $1 million in Q2.
3	Design Your Own Jewelry	$200,000	We expect this loss to continue for one or two more quarters.
4	Marketing	$2,600,000	I ran a large binomial marketing experiment that failed. It has been killed as of mid-April.
5	Electronics Deal	$600,000	I blew a large electronics deal that cost us this amount to clean up completely.
6	Bonus Accrual	$1,200,000	We are reducing option grants and going to a year-end cash bonus. We started this accrual in Q1, but its actual payment will be determined by year-end results.
7	Other G&A	$500,000	There were some unusually high professional fees and other G&A expenses that we believe will drop now.
8	Net Interest Expense	$800,000	About half of this is realized (i.e., we earn lower interest on cash than we pay on debt) and about half is non-economic (i.e., it comes back to us at maturity of certain investments).
	Total	$8,700,000

        While I expect most of these costs/variances/mudpies to decrease or disappear in the future, we've made several decisions that will stay and increase our G&A. They are:

  1.
  In June we will move from our current space to a much larger building being completed a few hundred yards away. This will add about $1 million/quarter to our facilities costs, but should satisfy our needs through the next three years at our current growth rate.

  2.
  We signed a "site license" with Oracle, eliminating the need to buy licenses for individual databases for the next three to four years.

  3.
  We have chosen Teradata for a significant new project.

  4.
  As a result of our office move and increased IT staffing, support costs and depreciation expenses, in 2005 I estimate that our G&A will be $60 million +/- $3 million.

        The astute follower of Overstock will see that this implies that in 2005 our G&A will likely not scale. Note that the bulk of the growth in G&A does not come from growth in payroll. Instead, it comes from one issue: our current technology would max out at an annual rate of $1.5-$2 billion of revenue, so we are switching to systems that will support us to a $4-$8 billion level. These new systems bring with them switching costs and a large increase in depreciation, both of which are driving growth in our G&A.

Some key highlights and updates:

1)
Gross profits growth of 194%—In my eyes, as long as we remain in start-up mode this is our income statement's most important number (and as this is nearly 200%, it is safe to say we are still in start-up mode).

2)
Gross margins—15.0% versus 10.3% prior Q1. We think there are still basis points to be added in shopping margins (setting aside the gain we will see if our high-margin businesses, such as auctions and travel, take off). To correct a misinterpretation from three months ago: I said we might pass some of these dollars to consumers in the form of lower prices iff it saves us more dollars in marketing than we pass on.

3)
Revenue growth of 102%—We are exiting the period where our Safeway business made this comparable tougher. While we are excited with this growth, I must mention that April got off to a sluggish start.

4)
Technology: We have pulled the trigger on becoming a "tech" company by making significant spends to support our growth for years to come.

a)
A good way to think of it is this: we had a huge database with all our product information, customer information, even logistics and financial information, contained in it. That database grew into an enormous ball of spaghetti. It became difficult to manage the computational "bowl" needed to hold that ball, and the situation is getting unstable. Our answer is to untangle the spaghetti into smaller bowls, each of which is itself a cluster (so we end with clusters of clusters).

b)
Our IT team has thus undertaken a number of huge projects. Noteworthy among them are: a complete reimplementation of Oracle financials (which needs revamping because it was set up five years ago before we knew where the business would go); a customer hub wherein all customer information is centralized; a robust customer service application (we are in our bake-off among vendors now); two projects that will make a customer's initiating and our handling a return less costly; and a state-of-the-art data warehouse (I have long been a fan of Teradata, and am happy they are on-site now). In addition, the homegrown systems that have served us well are being replaced by a professional business intelligence system from Business Objects that will run off the new Teradata data warehouse.

c)
We are buying hardware to support these systems. Our approach is to buy IBM P5's for the core, then migrate technology out to the periphery over time.

d)
We have made some good hires in support of this technology.

5)    Marketing:

  a)
  I have noted before that a lot of off-line advertising money is now washing into on-line channels and driving prices up. I believe that our on-line team is not seeing deterioration in its core results. However, layered onto their base results are a couple new pushes (one of which is auctions), where we have not yet figured out the right seams, but which are causing deterioration in our CPA. In our off-line advertising, I ran a couple major experiments (both in where we advertised and what spots we ran) that had disappointing results. Those aside, we are pleased with both our on- and off-line results. I have tremendous confidence in Kamille Twomey, Stormy Simon and their teams and rarely get involved in their work (and when I do it is often to the detriment of their results, as noted above).

  b)
  Traffic: According to comScore (see data in 1,000's in table), our absolute March traffic was up 172% over 2004, and our share of traffic was up from 4.1% to over 10.4%. Credit this "tipping point" phenomenon to the genius of Kamille and Stormy and their teams. Much of this increase has been in low-converting traffic and auctions, and thus, our sales are not up as much as our traffic.

	2004			2005
year & month
	jan	feb	mar	jan	feb	mar
Internet Uniques	152,443	152,056	154,051	162,201	160,287	164,263
growth				6%	5%	7%
Overstock Uniques	6,588	6,368	6,297	14,842	14,647	17,158
growth				125%	130%	172%
% of Total Internet	4.3%	4.2%	4.1%	9.2%	9.1%	10.4%
growth				114%	117%	154%
6)
Logistics: Tad Martin believes there are up to 200 basis points more to be squeezed out of shopping margins. Parts of our new technology may help here.

7)
Projects: Here are updates on various projects.

a)
Auctions—Our Auctions continue what seems to me a robust start. We maintain 1% of the listings of eBay's domestic business. We find incredible goodwill and support in the serious auction community, which is guiding us regarding the features and programs it wants us to develop. Working with this "swarm" is one of the pleasures of my job: it is hard to imagine a group of tougher, hungrier, or fairer entrepreneurs than they. This may become a long war of attrition with eBay.

b)
Propeller—Our collaborative filtering initiative is live and showing lift, but that is with flaws in the A/B testing that cause it to have a headwind. Once it is fully live and testing is improved, we should be able to tune it in (over the summer).

c)
Return-IT—This eliminates costs on return labels used when picking up damaged or defective product from customers. This was implemented in April.

d)
Newgistics—This will automate returns for customers, which should help streamline the returns process and improve the overall experience. Expected completion: May on our end, June on theirs.

e)
Smart slotting: This is software that lets us receive and put away inventory at the warehouse more intelligently, and then use more efficient picking algorithms and techniques. Expected completion: early May.

f)
Design Your Own Jewelry™—This ran at a loss in Q1, a loss which I expect will continue for at least one more quarter, maybe two. While we intend to run this with minimal inventory in the long term, we got lucky with a diamond buying opportunity that came to us just before we launched DYOJ. In reply to the chatter: yes it was domestic, no they are neither stolen nor blood diamonds.

g)
Customer Hub—All information on customers will be pulled together into one new central database, which other machines will hit as they run our B2C, travel, and auctions web-sites. Expected completion: May.

h)
Address verification—We can reduce returns by verifying every address before packages are shipped. Gated by Customer Hub. Expected completion: June.

i)
Oracle 10g—Our auction site runs on Oracle 10g. We will roll our B2C site from Oracle 9i to 10g. Expected benefit: faster recovery times and ability to hook disparate computers into one "grid" cluster. Expected completion: May-June.

j)
Travel—While cruises are live, the tab completion date slid from April to June.

k)
Teradata—Data warehouse noted above. Expected Phase #1 completion: June.

l)
Business Objects—A consultant group is implementing this. Expected completion: June-August.

m)
Oracle Financials Reimplementation—Oracle is proving a phenomenal partner on this project. Expected completion: July 31.

n)
Customer service application—The choice is down to a few vendors among whom we are conducting a bake-off. A good system will benefit our customers and enable us to shave cost of goods sold. Expected completion: August.

        As always, I look forward to discussing these events with our owners.

                      Humbly submitted,

                      Patrick Byrne

  Key financial and operating metrics

        Total revenue—Overstock.com reported first quarter total revenue of $165.9 million, a 102% increase compared to $82.1 million in 2004.

        Gross profit and gross margins—Overstock.com reported first quarter gross profit of $24.9 million, a 194% increase over the $8.5 million recorded for the same period a year ago. Overstock.com reported first quarter gross margins of 15.0%, up from 10.3% in Q1 2004.

        Net income (loss)—Overstock.com reported net loss of $4.2 million, or 21 cent loss per share, compared to a net loss of $2.2 million, or a 14 cent loss per share, a year earlier.

        Overstock.com had cash and marketable securities of $192.8 million and working capital of $195.5 million on March 31, 2005.

        Gross bookings (excluding auctions and travel)—Overstock.com reported gross bookings of $184.2 million for the first quarter 2005, a 97% increase over the $93.4 million in gross bookings reported for the first quarter 2004.

        Gross bookings represents the gross selling price of all transactions, including those for which we only record a commission, before returns, sales discounts, and before payments to fulfillment partners prior to July 1, 2003, and therefore differs from total revenue. Management believes that gross bookings provides useful information to investors because it represents the total price of the merchandise sold via the Overstock.com Web site or other sales channels, regardless of the amount of total revenue recorded by Overstock.com on those transactions, which varies, depending on, among other things, the returns policies applicable to the merchandise sold via the Web site. Management uses the measure of gross bookings as an operating metric for internal planning purposes, including measuring the company's growth, measuring marketing expenditures' effectiveness, and capacity planning for information technology, customer service and logistics.

        *Due to a change in Overstock.com customer return policies and procedures that was implemented at the beginning of the third quarter 2003, total revenue increased significantly and gross margins decreased significantly in that and subsequent reporting periods compared to previous reporting periods. Therefore, gross bookings comparisons year-over-year prior to when we made the change in Q3 2003 may be more informative than total revenue comparisons for the affected periods, especially on the measure of growth. We also believe gross profit dollar comparisons year-over-year may be more informative than gross margin comparisons.

# # #

About Overstock.com

        Overstock.com Inc. is a "closeout" retailer offering discount, brand-name merchandise for sale over the Internet, as well as an online auction. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. Overstock.com is a publicly traded company listed on the NASDAQ National Market System, headquartered in Salt Lake City, and can be found online at www.overstock.com.

        Overstock.com® is a registered trademark of Overstock.com, Inc. and Build Your Own Ring™ is a trademark of Overstock.com, Inc. All other trademarks are the property of their respective companies.

        This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, amounts of future reductions and increases in spending, timing of our move to a new facility, future savings and levels of margins, expected project completion dates, improvements in the customer experience, and such other risks as identified in our Form 10-K for the year ended December 31, 2004, and all our subsequent filings with the Securities and Exchange Commission, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

Overstock.com, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended
	Mar. 31, 2004	Jun. 30, 2004	Sept. 30, 2004	Dec. 31, 2004	Mar. 31, 2005
Revenue
Direct	$38,580	$41,113	$43,928	$89,589	$67,884
Fulfillment partner	43,498	46,679	59,516	131,732	97,997

Total revenue	82,078	87,792	103,444	221,321	165,881

Cost of goods sold
Direct	34,816	36,786	38,594	75,194	58,153
Fulfillment partner	38,793	41,114	51,103	112,458	82,857

Total cost of goods sold	73,609	77,900	89,697	187,652	141,010

Gross profit	8,469	9,892	13,747	33,669	24,871

Operating expenses:
Sales and marketing expenses	4,377	6,605	9,398	20,153	16,825
General and administrative expenses	6,251	5,567	7,376	11,041	11,428
Amortization of stock-based compensation	135	123	18	84	20

Total operating expenses	10,763	12,295	16,792	31,278	28,273

Operating income (loss)	(2,294)	(2,403)	(3,045)	2,391	(3,402)
Interest income	98	127	168	780	644
Interest expense	(16)	(46)	(77)	(636)	(1,445)
Other income (expense), net	2	—	3	(54)	—

Net income (loss)	(2,210)	(2,322)	(2,951)	2,481	(4,203)
Deemed dividend related to redeemable common stock	(48)	(46)	(47)	(47)	(46)

Net income (loss) attributable to common shares	$(2,258)	$(2,368)	$(2,998)	$2,434	$(4,249)

Net loss per share
—basic	$(0.14)	$(0.13)	$(0.16)	$0.13	$(0.21)
—diluted	$(0.14)	$(0.13)	$(0.16)	$0.12	$(0.21)
Weighted average common shares outstanding
—basic	16,646	17,577	18,284	19,016	19,862
—diluted	16,646	17,577	18,284	20,780	19,862
Other data:
Gross bookings	$93,412	$96,627	$114,381	$237,021	$184,152
Average customer acquisition cost	$10.24	$15.88	$18.30	$18.15	$21.14

Overstock.com, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 31, 2004	March 31, 2005
Assets
Current assets:
Cash and cash equivalents	$198,678	$37,611
Marketable securities	88,802	155,157

Cash, cash equivalents and marketable securities	287,480	192,768
Accounts receivable, net	5,715	6,467
Inventories, net	45,279	48,956
Prepaid inventory	12,322	9,907
Prepaid expenses	3,444	9,746

Total current assets	354,240	267,844
Restricted cash	1,602	1,012
Property and equipment, net	16,122	42,725
Goodwill	2,784	2,784
Other long-term assets	1,516	1,940

Total assets	$376,264	$316,305

Liabilities, Redeemable Securities and Stockholders' Equity
Current liabilities:
Accounts payable	$64,060	$39,860
Accrued liabilities	22,917	23,263
Capital lease obligations, current	595	9,266

Total current liabilities	87,572	72,389
Capital lease obligations, non-current	743	7,118
Senior convertible notes	116,251	116,379

Total liabilities	204,566	195,886
Redeemable common stock	3,166	3,212
Stockholders' equity:
Common stock	2	2
Additional paid-in capital	243,131	195,863
Accumulated deficit	(73,005)	(77,254)
Unearned stock-based compensation	(1,301)	(776)
Treasury stock	(100)	(87)
Accumulated other comprehensive loss	(195)	(541)

Stockholders' equity	168,532	117,207

Total liabilities, redeemable securities and stockholders' equity	$376,264	$316,305

Overstock.com, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Three months ended March 31,
	2004	2005
Cash flows from operating activities:
Net income (loss)	$(2,210)	$(4,203)
Adjustments to reconcile net loss to cash provided by (used in) operating activities
Depreciation and amortization	756	1,635
Amortization of unearned stock-based compensation	135	20
Realized gain (loss) from marketable securities	—	(1)
Stock options issued to consultants for services	280	(400)
Amortization of debt discount and deferred financing fees	—	307
Reissuance of treasury stock for 401(k) Plan	—	251
Changes in operating assets and liabilities:
Accounts receivable, net	(1,016)	(752)
Inventories, net	(2,630)	(3,677)
Prepaid inventory	(264)	2,415
Prepaid expenses	174	(6,302)
Other long-term assets, net	(1,386)	(614)
Accounts payable	(15,778)	(24,200)
Accrued liabilities	152	346

Net cash provided by (used in) operating activities	(21,787)	(35,175)

Cash flows from investing activities:
Decrease in restricted cash	—	590
Investments in marketable securities	(2,558)	(125,944)
Sales of marketable securities	1,191	59,262
Expenditures for property and equipment	(400)	(13,030)

Net cash provided by (used in) investing activities	(1,767)	(79,122)

Cash flows from financing activities:
Payments on capital lease obligations	(20)	(151)
Purchased call options	—	(47,507)
Exercise of stock options and warrants	2,167	906

Net provided by financing activities	2,147	(46,752)

Effect of exchange rate changes on cash	(1)	(18)

Net increase in cash and cash equivalents	(21,408)	(161,067)
Cash and cash equivalents, beginning of period	28,846	198,678

Cash and cash equivalents, end of period	$7,438	$37,611

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OVERSTOCK.COM REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS